Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of BSD Software, Inc.

We consent to the use of our report dated September 24, 2004, except as to note 11, which is as of December 15, 2005, and as to note 12, which is as of June 5, 2007, on the consolidated statements of operations and comprehensive loss, shareholders’ deficit and cash flows of BSD Software, Inc. for the year ended July 31, 2004, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated September 24, 2004, except as to note 11, which is as of December 15, 2005, and as to note 12, which is as of June 5, 2007, contains explanatory paragraphs that state that: (a) the consolidated financial statements have been restated as described in notes 11 and 12, and (b) the Company has experienced operating losses and has a working capital deficiency, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Regina, Canada
June 5, 2007